Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED JULY 31, 2012

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED JUNE 1, 2012

This Supplement contains performance information for June 2012 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated June 1, 2012. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units

Performance Update | June 2012

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-9.42%	-8.52%	-10.75%	-4.04%	-1.77%	-6.08%
S&P 500 Total Return Index [2]	4.12%	9.49%	5.45%	17.39%	16.40%	14.89%
S&P GSCI© Total Return Index [3]	1.20%	-7.23%	-10.74%	6.10%	2.11%	-0.47%
It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
The risk appetite of global investors returned in June, as markets anticipated increased central bank intervention to spur weakening economic growth. In Europe, the risk of a splintering of the euro currency union subsided, as Greek parliamentary elections were won by political parties favoring a European bailout with austerity conditions attached, in effect keeping the country in the Eurozone. This was followed by a European summit meeting at month end where EU leaders agreed to ease conditions on loans to Spain and Italy, thereby stemming the surge in borrowing costs in those countries. In response, investors rotated from bonds into equities and sold off the US dollar in favor of the euro and emerging market currencies.

June's market reversals caused losses for the Fund, which was positioned in "risk-off" trades due to trends over the prior two months. The largest detractor was currencies, where the fund was positioned short in both the euro and the Mexican peso. The Fund's performance was also hurt by short exposure to equity indices and long exposure to bonds, particularly the German Bund, which saw its largest monthly decline since 1994. Meanwhile, trading in the physical commodities was unprofitable, as jumps in energy and corn prices led to losses for the Fund's short positions. Overall the Fund finished the month with a loss.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | June 2012

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%							-8.52%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units

Performance Update | June 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-9.29%	-7.80%	-9.29%	-2.48%	-0.19%	-2.96%
S&P 500 Total Return Index [2]	4.12%	9.49%	5.45%	17.39%	16.40%	12.22%
S&P GSCI© Total Return Index [3]	1.20%	-7.23%	-10.74%	6.10%	2.11%	-4.73%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
The risk appetite of global investors returned in June, as markets anticipated increased central bank intervention to spur weakening economic growth. In Europe, the risk of a splintering of the euro currency union subsided, as Greek parliamentary elections were won by political parties favoring a European bailout with austerity conditions attached, in effect keeping the country in the Eurozone. This was followed by a European summit meeting at month end where EU leaders agreed to ease conditions on loans to Spain and Italy, thereby stemming the surge in borrowing costs in those countries. In response, investors rotated from bonds into equities and sold off the US dollar in favor of the euro and emerging market currencies.

June's market reversals caused losses for the Fund, which was positioned in "risk-off" trades due to trends over the prior two months. The largest detractor was currencies, where the fund was positioned short in both the euro and the Mexican peso. The Fund's performance was also hurt by short exposure to equity indices and long exposure to bonds, particularly the German Bund, which saw its largest monthly decline since 1994. Meanwhile, trading in the physical commodities was unprofitable, as jumps in energy and corn prices led to losses for the Fund's short positions. Overall the Fund finished the month with a loss.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | June 2012

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%							-7.80%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | June 2012

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
Seneca Global Fund I Units [1]	-9.25%	-7.53%	-8.79%	-1.91%	0.40%	1.04%
S&P 500 Total Return Index [2]	4.12%	9.49%	5.45%	17.39%	16.40%	3.87%
S&P GSCI© Total Return Index [3]	1.20%	-7.23%	-10.74%	6.10%	2.11%	-15.41%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
The risk appetite of global investors returned in June, as markets anticipated increased central bank intervention to spur weakening economic growth. In Europe, the risk of a splintering of the euro currency union subsided, as Greek parliamentary elections were won by political parties favoring a European bailout with austerity conditions attached, in effect keeping the country in the Eurozone. This was followed by a European summit meeting at month end where EU leaders agreed to ease conditions on loans to Spain and Italy, thereby stemming the surge in borrowing costs in those countries. In response, investors rotated from bonds into equities and sold off the US dollar in favor of the euro and emerging market currencies.

June's market reversals caused losses for the Fund, which was positioned in "risk-off" trades due to trends over the prior two months. The largest detractor was currencies, where the fund was positioned short in both the euro and the Mexican peso. The Fund's performance was also hurt by short exposure to equity indices and long exposure to bonds, particularly the German Bund, which saw its largest monthly decline since 1994. Meanwhile, trading in the physical commodities was unprofitable, as jumps in energy and corn prices led to losses for the Fund's short positions. Overall the Fund finished the month with a loss.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | June 2012

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%							-7.53%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com